NEWS RELEASE

For Immediate Release
Date: September 4, 2007

Contact:
Nicky Schissel
515.281.1124
nschissel@fhlbdm.com

FHLB Des Moines Provides Increased Funding During Mortgage Crisis

(Des Moines, Iowa) – The Federal Home Loan Bank of Des Moines (FHLB Des Moines) today announced that its members significantly increased their borrowings from the Bank during the past month when mortgage and credit markets were in turmoil. Fulfilling a primary component of its mission, the Bank provided an additional $2.0 billion in funding to its members through advances (secured loans). The additional borrowings resulted in an increase of 8.6 percent in the Bank’s outstanding balance of advances to members, from $22.7 billion on July 31, 2007 to $24.7 billion as of August 31, 2007.

The mission of the federally chartered, cooperatively structured FHLB Des Moines is to provide liquidity and funding for housing for its nearly 1,250 community financial institution members in Iowa, Minnesota, Missouri, North Dakota and South Dakota. The Bank, with its efficient access to capital markets and AAA credit rating, is a source of reliable, low-cost funding for advances and other products for its members.

“The FHLBank System was designed to provide a stable, reliable source of funds to our member financial institutions and to support housing finance. That’s precisely what we are doing during this time of extraordinary mortgage market events,” said Richard S. Swanson, President and CEO of FHLB Des Moines. “Our access to the capital markets allows us to bring Wall Street to Main Street so that our members have the funding they need to support the housing and economic development needs of the communities they serve.”

FHLB Des Moines members are regulated financial institutions including commercial banks, savings associations, credit unions and insurance companies. FHLB Des Moines has the largest number of members of any of the 12 Home Loan Banks and 75 percent of its members are actively borrowing from the Bank. Nearly 90 percent of its members are defined as Community Financial Institutions, which are small to mid-size institutions (with assets of less than $599 million) that primarily serve their local communities.

Additional financial information is available in the Bank’s 2007 Second Quarter Report, Form 10-Q, at www.fhlbdm.com or www.sec.gov.

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Statements contained in this announcement, including statements describing the objectives, projections, estimates or future predictions in our operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as anticipates, believes, could, estimate, may, should and will or their negatives or other variations on these terms. By their nature forward-looking statements involve risk or uncertainty and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate or prediction is realized.

The Federal Home Loan Bank of Des Moines is a wholesale cooperative bank that provides low-cost, short- and long-term funding and community lending to more than 1,200 members, including commercial banks, saving institutions, credit unions and insurance companies. The Bank is wholly owned by its members and receives no taxpayer funding. The Des Moines Bank serves Iowa, Minnesota, Missouri, North Dakota and South Dakota and is one of twelve regional Banks that make up the Federal Home Loan Bank System.